Exhibit 99.1

5300 Town and Country Blvd., Suite 500

Frisco, Texas 75034

Telephone: (972) 668-8800

Contact: Roland O. Burns

Sr. Vice President and Chief Financial Officer

Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES

PROVED OIL AND GAS RESERVES AS OF DECEMBER 31, 2005

FRISCO, TEXAS, February 1, 2006 -- Comstock Resources, Inc. ("Comstock" or the "Company")(NYSE:CRK) announced today that Comstock's total proved oil and natural gas reserves as of December 31, 2005 relating to its onshore properties are estimated at 432 billion cubic feet ("Bcf") of natural gas and 12 million barrels of crude oil or 505 Bcf equivalent of natural gas ("Bcfe"), as compared to total proved oil and natural gas reserves as of December 31, 2004 of 446 Bcfe relating to its onshore properties. Natural gas reserves account for 86% of total proved reserves and 59% of the total proved reserves were classified as proved developed at the end of 2005. Comstock operates 76% of its proved reserve base.

The present value, using a 10% discount rate, of the future net cash flows before income taxes of Comstock's estimated proved oil and natural gas reserves at the end of 2005 is approximately $1.6 billion using oil and natural gas prices of $49.17 per barrel for oil and $8.27 per Mcf for natural gas. Such prices were based on the December 31, 2005 market prices as adjusted for Comstock's average basis differentials.

Comstock replaced 277% of its 2005 onshore production of 33.2 Bcfe in 2005. Comstock's 2005 exploration, development and acquisition activities added approximately 139.8 Bcfe of new proved oil and natural gas reserves. Acquisitions accounted for 121.5 Bcfe of the additions with discoveries and extensions adding 18.3 Bcfe. These reserve gains were partially offset by 48.0 Bcfe of performance related downward revisions on last year's reserve base. These revisions were primarily related to the Company's Kentucky properties where drilling activity under a farm out agreement has been unsuccessful and to the Company's Double A Wells field where production declines experienced in 2005 have been higher than what was anticipated last year.

In addition to the proved reserves relating to its onshore properties, Comstock has 155 Bcfe of proved reserves in the Gulf of Mexico attributed to its 48% equity ownership of Bois d'Arc Energy, Inc. (NYSE:BDE) as of December 31, 2005. Such reserves had a present value, using a 10% discount rate, of the future net cash flows before income taxes of $924.5 million.

Much of Comstock's spending for exploration and development activity in 2005 related to drilling proved undeveloped wells in its East Texas/North Louisiana region which was successful but did not result in significant proved reserve additions. At the end of 2005, Comstock estimates that it has 156 proved undeveloped operated drilling locations in this region and an additional 252 probable and possible operated drilling locations in this region. The probable and possible reserves attributable to the Comstock operated probable and possible locations, net to the Company's ownership, are estimated at 120 Bcfe as of December 31, 2005. Comstock plans to drill 96 wells in the East Texas/North Louisiana region in 2006.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Louisiana and Texas and in the Gulf of Mexico through its ownership in Bois d'Arc Energy, Inc. (NYSE: BDE). The Company's stock is traded on the New York Stock Exchange under the symbol CRK.